-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  FORM 8-K/A

                                AMENDMENT NO. 1

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                AUGUST 31, 1998


                                 COMPUSA INC.
            (Exact name of registrant as specified in its charter)


                                   DELAWARE
                (State or other jurisdiction of incorporation)


                  1-11566                                 75-2261497
         (Commission File Number)                     (I.R.S. Employer
                                                     Identification No.)

                            14951 NORTH DALLAS PARKWAY
                               DALLAS, TEXAS 75240
                    (Address of principal executive offices)

                   REGISTRANT'S TELEPHONE NUMBER, INCLUDING
                           AREA CODE: (972) 982-4000


                                NOT APPLICABLE
        (Former name or former address, if changed since last report.)

-------------------------------------------------------------------------------

The undersigned registrant hereby amends the following item of its Form 8-K dated September 15, 1998 as set forth below and in the pages attached hereto:

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

  (a)  Financial statements of businesses being acquired:

                                                                                  Page
                                                                                  ----
     Computer City, Inc.

       Report of Independent Accountants                                            4

       Combined Balance Sheets as of December 31, 1997 and 1996                     5

       Combined Statements of Operations for the years ended
         December 31, 1997, 1996, and 1995                                          6

       Combined Statements of Cash Flows for the years ended
         December 31, 1997, 1996, and 1995                                          7

       Combined Statements of Changes in Stockholders' Equity for
         the years ended December 31, 1997, 1996 and 1995                           8

       Notes to Combined Financial Statements                                       9

       Unaudited Consolidated Balance Sheet as of June 30, 1998                    24

       Unaudited Consolidated Statements of Operations for the six months ended
         June 30, 1998 and 1997                                                    25

       Unaudited Consolidated Statements of Cash Flows for the six months ended
         June 30, 1998 and 1997                                                    26

       Notes to Unaudited Consolidated Financial Statements                        27

  (b)  Uuaudited pro forma consolidated financial information:

     CompUSA Inc.

       Unaudited Pro Forma Consolidated Statement of Operations for the
         fiscal year ended June 27, 1998                                           30

       Unaudited Pro Forma Consolidated Statement of Operations for the
         thirteen weeks ended September 26, 1998                                   31

       Notes to Unaudited Pro Forma Statements of Operations                       32

  (c)  Exhibits:

     23   Consent of Independent Accountants

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                           CompUSA Inc.

Dated: November 16, 1998                   By: /s/ James E. Skinner
                                              ------------------------------
                                               James E. Skinner
                                               Executive Vice President and
                                               Chief Financial Officer

                         REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF COMPUTER CITY, INC.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Computer City, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and is dependent on Tandy Corporation to provide financial support and liquidity to fund its operations. Additionally, as discussed in Note 15, Tandy Corporation has entered an agreement in principle whereby all of the outstanding common stock of Computer City, Inc. will be sold to an unrelated party.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Fort Worth, Texas
February 19, 1998, except as to Note 15 and the second paragraph of Note 2 which are as of August 31, 1998

COMPUTER CITY, INC.

COMBINED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARES)
--------------------------------------------------------------------------------

                                                             DECEMBER 31,
                                                      --------------------------
                                                          1997            1996
                                                      -----------     ----------
ASSETS

Current assets:
  Cash and cash equivalents                             $   8,564      $  11,952
  Accounts receivable, net of allowance for doubtful
    accounts of $2,360 and $2,341, respectively            79,790         78,436
  Inventories                                             297,227        318,469
  Prepaid expenses and other current assets                 4,596          8,459
                                                        ---------      ---------
      Total current assets                                390,177        417,316

Property, plant and equipment, net                        101,933        102,263
Other assets                                                3,211          1,672
                                                        ---------      ---------
                                                        $ 495,321      $ 521,251
                                                        ---------      ---------
                                                        ---------      ---------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit                                        $  30,000      $       -
  Accounts payable                                        117,874        168,262
  Accrued liabilities                                      59,314         44,394
  Current portion of capital lease obligations                549            417
                                                        ---------      ---------
      Total current liabilities                           207,737        213,073

Capital lease obligations                                  28,745         29,294
Subordinated debt to Tandy                                125,000              -
Deferred service contract revenue                           5,990          4,193
                                                        ---------      ---------
      Total liabilities                                   367,472        246,560
                                                        ---------      ---------
Commitments and contingencies (Note 12)

Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized, none issued and outstanding                     -              -
  Class A common stock, $.01 par value;
    30,000,000 shares authorized and outstanding              300              -
  Class B common stock, $.01 par value; 25,000,000
    shares authorized and 20,000,000 shares outstanding       200              -
  Contributed capital by Tandy                            307,896        425,772
  Accumulated deficit                                    (180,161)      (151,188)
  Foreign currency translation effects                       (386)           107
                                                        ---------      ---------
      Total stockholders' equity                          127,849        274,691
                                                        ---------      ---------
                                                        $ 495,321      $ 521,251
                                                        ---------      ---------
                                                        ---------      ---------

                      The accompanying notes are an integral
                   part of these combined financial statements.

COMPUTER CITY, INC.

COMBINED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1997           1996           1995
                                                     ----------     ----------   ----------
Net sales and operating revenue                      $1,853,894     $2,001,746   $1,710,913
Cost of sales                                         1,656,575      1,826,559    1,535,243
                                                     ----------     ----------   ----------
  Gross profit                                          197,319        175,187      175,670
                                                     ----------     ----------   ----------
Selling, general and administrative expenses            193,799        217,124      180,218
Depreciation and amortization                            20,194         19,542       13,705
Impairment of long-lived assets                               -         18,186            -
Restructuring charges                                         -         12,806            -
                                                     ----------     ----------   ----------
  Operating expenses                                    213,993        267,658      193,923
                                                     ----------     ----------   ----------
  Operating loss                                        (16,674)       (92,471)     (18,253)

Other income (expense):
  Interest expense                                      (12,347)        (6,283)      (4,534)
  Interest income                                            48             59          130
                                                     ----------     ----------   ----------
  Loss before income taxes                              (28,973)       (98,695)     (22,657)
  Income taxes                                                -              -            -
                                                     ----------     ----------   ----------
      Net loss                                       $  (28,973)    $  (98,695)  $  (22,657)
                                                     ----------     ----------   ----------
                                                     ----------     ----------   ----------

                      The accompanying notes are an integral
                    part of these combined financial statements.

COMPUTER CITY, INC.

COMBINED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997           1996           1995
                                                       ----------     ----------     ----------
Cash flows from operating activities:
  Net loss                                              $ (28,973)    $  (98,695)      $(22,657)
                                                       ----------     ----------     ----------
  Adjustments to reconcile net loss to net cash
    used by operating activities:
    Depreciation and amortization                          20,194         19,542         13,705
    Bad debt expense                                          648          1,030            773
    Impairment of long-lived assets                             -         18,186              -
    Restructuring charges                                       -         33,547              -
    Other adjustments                                        (269)          (177)           673
    Changes in assets and liabilities:
      Accounts receivable                                  (2,002)           426        (28,359)
      Inventories                                          21,242        (14,622)        49,561
      Prepaid expenses and other current assets             3,863         (4,900)            (2)
      Other assets                                         (1,694)        (1,684)             2
      Accounts payable and accrued liabilities            (35,468)       (24,076)       (34,326)
      Other liabilities                                     1,797          1,817          1,409
                                                       ----------     ----------     ----------
Net cash used in operating activities                     (20,662)       (69,606)       (19,221)
                                                       ----------     ----------     ----------
Cash flows from investing activities:
  Capital expenditures                                    (19,933)       (27,325)       (33,150)

Cash flows provided by (used in) financing activities:
  Borrowings under line of credit agreement                30,000              -              -
  Contributed capital from Tandy, net                       7,624         83,378         60,679
  Payments under capital lease obligations                   (417)          (819)          (481)
                                                       ----------     ----------     ----------
Net cash provided by financing activities                  37,207         82,559         60,198
                                                       ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents       (3,388)       (14,372)         7,827
Cash and cash equivalents at beginning of year             11,952         26,324         18,497
                                                       ----------     ----------     ----------
Cash and cash equivalents at end of year                $   8,564     $   11,952       $ 26,324
                                                       ----------     ----------     ----------
                                                       ----------     ----------     ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest                                $  11,808     $    6,283       $  4,534
                                                       ----------     ----------     ----------
                                                       ----------     ----------     ----------
Supplemental disclosure of non-cash transactions:
  Additions to property under capital leases            $       -     $    4,502       $  6,004
                                                       ----------     ----------     ----------
                                                       ----------     ----------     ----------

                      The accompanying notes are an integral
                    part of these combined financial statements.

COMPUTER CITY, INC.

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                    CLASS A COMMON   CLASS B COMMON
                                    --------------   --------------  CONTRIBUTED                  FOREIGN
                                              PAR             PAR      CAPITAL    ACCUMULATED    CURRENCY
                                    SHARES   VALUE   SHARES  VALUE    BY TANDY      DEFICIT     TRANSLATION    TOTAL
                                    ------   -----   ------  -----   ---------    -----------   -----------  ---------
Balance at December 31, 1994             -   $  -        -   $  -    $ 281,715     $ (29,836)     $(389)     $ 251,490
  Net loss                               -      -        -      -            -       (22,657)         -        (22,657)
  Contributed capital, net               -      -        -      -       60,679             -          -         60,679
  Foreign currency translation
    adjustment, net of taxes             -      -        -      -            -             -        673            673
                                    ------   ----   ------   ----    ---------     ---------      ------     ---------
Balance at December 31, 1995             -      -        -      -      342,394       (52,493)       284        290,185
  Net loss                               -      -        -      -            -       (98,695)         -        (98,695)
  Contributed capital, net               -      -        -      -       83,378             -          -         83,378
  Foreign currency translation
    adjustment, net of taxes             -      -        -      -            -             -       (177)          (177)
                                    ------   ----   ------   ----    ---------     ---------      ------     ---------
Balance at December 31, 1996             -      -        -      -      425,772      (151,188)       107        274,691
  Net loss                               -      -        -      -            -       (28,973)         -        (28,973)
  Contributed capital, net               -      -        -      -        7,624             -          -          7,624
  Recapitalization of Company
    and issuance of common stock    30,000    300   20,000    200     (125,500)            -          -       (125,000)
  Foreign currency translation
    adjustment, net of taxes             -      -        -      -            -             -       (493)          (493)
                                    ------   ----   ------   ----    ---------     ---------      ------     ---------
Balance at December 31, 1997        30,000   $300   20,000   $200    $ 307,896     $(180,161)     $(386)     $ 127,849
                                    ------   ----   ------   ----    ---------     ---------      ------     ---------
                                    ------   ----   ------   ----    ---------     ---------      ------     ---------

                      The accompanying notes are an integral
                    part of these combined financial statements.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  BUSINESS

Computer City Inc. ("CCI" or the "Company") is a retailer of personal computer hardware, software, accessories, and related products and services conducting its operations principally through its Computer City Stores in the United States and Canada. In addition to the retail sales of its stores, the Company's stores also fulfill the principal marketing, product, and service functions of the Company's other businesses, including direct sales to corporate, government, and education customers and training and technical services.

2.  BASIS OF PRESENTATION

The accompanying combined financial statements consist of the combined financial position and operating results of certain former Computer City divisions of Tandy Corporation ("Tandy"): Computer City USA, Computer City Canada, certain service centers formerly included in a division of Tandy, and a former wholly-owned subsidiary of Tandy, National Leasehold Interests, Inc. (collectively referred to as the "Computer City Division"). On June 26, 1997, Tandy Corporation ("Tandy") organized a new subsidiary, CCI, and thereafter conveyed to it certain related assets and liabilities of the Computer City Division. On July 1, 1997, Tandy and Eureka Venture Partners III LLP, a Texas limited liability partnership ("Eureka"), entered into a Stock Purchase Agreement whereby Eureka would acquire 19.9% of the outstanding common stock of Computer City, Inc. for a total purchase price of $24.9 million, payable in cash (1% of the purchase price) and a note (99% of the purchase price). The note is secured only by the common shares of Computer City, Inc. held by Eureka. Eureka also acquired a warrant to purchase an additional 20.1% of the outstanding common stock of Computer City, Inc. for $31.4 million, of which at least 10% must be cash and not more than 90% in the form of a note issued by Eureka. This warrant is exercisable upon either the attainment of certain financial performance goals by or upon the date CCI is established as an independent entity.

Prior to CCI's being established as an independent entity, Tandy has the right to reacquire all of the shares of CCI owned by Eureka and the warrant in the event that it is exercisable, but unexercised, upon payment of certain amounts, as determined by defined formulas pursuant to the Stock Purchase Agreement. Effective June 19, 1998, Tandy and Eureka entered into a termination agreement whereby Tandy reacquired all of the shares and warrants owned by Eureka.

All cash advances from Tandy were classified as contributed capital prior to August 1, 1997. In connection with the organization of the Company, Tandy and Eureka agreed to a Recapitalization of CCI as of August 1, 1997. The Recapitalization included a $125 million subordinated note payable to Tandy with the remaining historical advances from Tandy being reflected as contributed capital. Interest expense subsequent to August 1, 1997 has been computed based on the capital structure in place and the actual amounts owed to Tandy and any other outside party (see Note 11). No interest income has been allocated to the Company in the accompanying combined financial statements. These transactions are hereinafter referred to as the "Recapitalization."

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

The accompanying combined financial statements are presented as if the Company had existed as a corporation separate from Tandy during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations. All material intercompany transactions have been eliminated. For the periods presented, certain expenses reflected in the combined financial statements included allocations of corporate expenses from Tandy. These allocations include expenses for general management, management information systems, treasury, legal, benefits administration, insurance, tax compliance and other miscellaneous services. The allocation of expenses was generally based on actual costs incurred, and such costs were apportioned to the Company using varying methods including volume of sales and number of employees.

Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be incurred by the Company on a stand-alone basis. Also, the financial information included in the financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had been a separate, stand-alone company during the periods presented.

3.  SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - Cash at stores, deposits in banks, and short-term investments with original maturities of three months or less are considered cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

REVENUES - Sales are recorded on the accrual basis.

ACCOUNTS RECEIVABLE - Accounts receivable primarily represent amounts due from customers related to the sale of the Company's products and services. Such receivables are generally unsecured and are generally due from a diverse group of corporate, government, and education customers located throughout the United States and Canada and, accordingly, do not include any specific concentrations of credit risk.

INVENTORIES - Inventories are valued at the lower of cost (determined on a weighted average basis) or market.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is provided in amounts sufficient to charge the cost of the respective assets to operations over their estimated service lives on a straight-line basis. Estimated service lives are as follows:

      Furniture and fixtures . . . . . . . . . . . . . . . .     5-10 years
      Equipment. . . . . . . . . . . . . . . . . . . . . . .     3-5 years
      Leasehold improvements . . . . . . . . . . . . . . . .     Life of lease
      Equipment under capital leases . . . . . . . . . . . .     Life of lease

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

IMPAIRMENT OF LONG-LIVED ASSETS - In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("FAS 121"). FAS 121 requires that losses on the impairment of long-lived assets used in operations be recorded when indicators of impairment are present and the undiscounted cash flows to be generated by those assets are less than the assets' carrying amounts. The standard was adopted by the Company in the preparation of its financial statements for the fiscal year ended December 31, 1996. See Notes 5 and 6 for further information.

ADVERTISING EXPENSES - Advertising expenses are expensed in the month incurred, subject to reduction by certain reimbursement from vendors. Net advertising expenses were not a significant component of store operating expenses for the fiscal years ended December 31, 1997, 1996, and 1995.

INCOME TAXES - Income taxes are accounted for using the liability method pursuant to SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("FAS 109"). Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement and carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. In addition, FAS 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

EXTENDED SERVICE CONTRACTS - The Company offers extended service contracts on products sold. These contracts generally provide extended service coverage for periods of 12 to 48 months. During 1997, 1996 and 1995, the Company sold extended service contracts on behalf of an unrelated third party and, to a much lesser extent, sold its own extended service contracts. Contracts sold prior to 1995 were offered directly by the Company. The Company accounts for sales of its own contracts in accordance with FASB Technical Bulletin No. 90-1, ACCOUNTING FOR SEPARATELY PRICED EXTENDED WARRANTY AND PRODUCT MAINTENANCE CONTRACTS, which requires that revenues from sales of extended service contracts be recognized ratably over the lives of the contracts. Costs directly related to sales of such contracts are deferred and charged to expense proportionately as the revenues are recognized. A loss is recognized on extended service contracts if the sum of the expected costs of providing services pursuant to the contracts exceeds related unearned revenue. Commission revenue for the unrelated third party extended service contracts is recognized at the time of sale.

STOCK OPTIONS - The Company applies Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), in accounting for stock options and presents in Note 13 pro forma net earnings as if the accounting prescribed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, had been applied.

FOREIGN CURRENCY TRANSLATION - In accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION, balance sheet accounts of the Company's foreign operations are translated from foreign currencies into U.S. dollars at year-end or historical rates while income and expenses are translated at the weighted average sales exchange rates for the year. Translation gains or losses related to net assets located outside the United States are shown as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

functional currency) are included in net income. Such foreign currency transaction gains and losses were not significant for each of the years ended December 31, 1997, 1996 and 1995.

FINANCIAL INSTRUMENTS - The Company evaluates financial instruments in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument: cash and receivables - the carrying amounts approximate fair value because of the short maturity of those instruments; debt - the fair value of the Company's debt is estimated based on the current borrowing rates available for loans with similar terms and maturities. The carrying amounts approximate fair value because of the short maturity of those instruments. Throughout 1997, the Company did not have any financial derivative instruments outstanding.

CAPITALIZED SOFTWARE COSTS - The Company capitalizes qualifying costs relating to developing or obtaining internal use software. Capitalization of costs begins after the conceptual formulation stage has been completed. Capitalized costs are amortized over the estimated useful life of the software, which ranges between three and five years. Capitalized costs at December 31, 1997, 1996 and 1995 aggregated $6.0 million, $0.8 million and $0.6 million, net of accumulated amortization of $0.8 million, $0.5 million and $0.3 million, respectively.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of gain and loss contingencies at the date of the combined financial statements. Actual results could differ from those estimates.

4.  CAPITAL RESOURCES AND OPERATING LOSSES

Since inception through August 1997, the Company's operating losses and its working capital and capital expenditure requirements have been funded by cash advances by Tandy. Effective August 1, 1997, the Company was Recapitalized, as more fully described in Note 2. Tandy has also fully guaranteed the Company's current $150 million line of credit facility (see Note 11). The Company is seeking other sources of funding, including private equity money. Additionally, the Company will seek to extend or replace its line of credit facility without Tandy's guarantee prior to its expiration date of December 18, 1998. However, there can be no assurance that the Company will be successful in its efforts to obtain private equity money or in its efforts to extend or replace its line of credit without Tandy's guarantee. There is also no assurance that Tandy will extend its line of credit guaranty beyond December 1998 should the Company be unsuccessful in its attempts to extend its line of credit without Tandy's guarantee.

The Company has accumulated losses since its inception and for the years ended December 31, 1997, 1996 and 1995 has incurred net losses of $29.0 million, $98.7 million and $22.7 million, respectively. As described in Note 5, during the fourth quarter of fiscal 1996, the Company closed 21 unprofitable stores. Additionally, the new management team at CCI has taken and will continue to take certain actions to increase revenues and achieve profitability. These actions include increasing service revenues, which typically have a higher gross margin than merchandise sales, increasing direct sales to corporations, government and education customers, creating a build-to-order program which allows customers to order

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

custom-configured personal computers, and developing the ability to purchase products on-line via the internet. Management of CCI believe that these actions will result in improved operating performance; however, there can be no assurance that increased sales and profitability will be achieved.

Should the Company's actions fail to increase sales and achieve profitability, or should the Company fail in its efforts to raise private equity money or extend or obtain a replacement line of credit, management may be required to close additional stores, sell certain assets or take other measures they deem necessary to achieve improved operating performance and to meet its debt service and working capital requirements.

5.  RESTRUCTURING CHARGES

The Company recorded a pre-tax restructuring charge of $12.8 million in the fourth quarter of 1996 related to the closure of 21 unprofitable Computer City stores. The 1996 fourth quarter charge primarily relates to lease obligations, employee termination expenses and contract termination costs. Tandy directed the actual store closings in conjunction with other closures of retail facilities owned by Tandy and indemnified the Company against any future costs associated therewith. As noted above, the Company recognized the appropriate store closing charge as an expense in 1996. At December 31, 1996, Tandy assumed responsibility for the disposition of the remaining assets as well as any further costs to dispose of them should such costs be necessary. As a result, the Company recorded additional contributed capital from Tandy in lieu of recognizing the related liability.

In association with the 1996 restructurings, the Company also recognized an impairment charge of $11.4 million pursuant to FAS 121 (see Note 6) and lower of cost or market impairments aggregating approximately $20.7 million primarily related to inventory liquidated at the affected stores. Inventory impairment charges have been recognized as an increase in cost of sales in the accompanying combined statements of income.

Sales and operating revenues and operating losses of the stores closed pursuant to the restructuring plans are shown below for each year ended December 31 (unaudited):

                                1997           1996         1995
                              -------        --------     --------
                                         (IN THOUSANDS)
Sales and operating revenue    $   -         $354,756     $372,418
Net operating loss                 -          (21,577)     (15,627)

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

The components of the restructuring charge are included in the accompanying table below.

                                      1996        LIABILITY     BALANCE AT
                                 RESTRUCTURING     ASSUMED      DECEMBER 31,
                                     CHARGE       BY TANDY          1996
                                 -------------    ---------     ------------
                                                (IN THOUSANDS)
Lease obligations                    $6,592        $(6,592)         $   -
Termination benefits                  1,195         (1,195)             -
Other                                 5,019         (5,019)             -
                                 -------------    ---------     ------------
Total                               $12,806       $(12,806)         $   -
                                 -------------    ---------     ------------
                                 -------------    ---------     ------------


6.  IMPAIRMENT OF LONG-LIVED ASSETS

Upon adoption of FAS 121 during the first quarter of fiscal 1996, the Company recognized an initial non-cash impairment of approximately $6.8 million to conform with this statement, primarily as a result of grouping long-lived assets at their lowest level of cash flows to determine impairment as required by this statement. Fair value was principally determined based upon estimated future discounted cash flows (before interest) related to each group of assets.

The Company recognized an additional non-cash impairment charge of $11.4 million in the fourth quarter of 1996 primarily related to the disposal of certain long-lived assets pursuant to the restructuring plan (see Note 5). These assets related to the 21 stores that were included in the store closure plan.

7.  RELATED PARTY TRANSACTIONS

The Company has received services provided by Tandy which include employee benefits administration, treasury, risk management, tax compliance, financial reporting and accounting services, management information services, and other miscellaneous services. The costs associated with these services have been allocated to the Company as described in Note 1. During fiscal 1997, 1996 and 1995, allocated expenses from Tandy to the Company approximated $19.0 million, $11.1 million and $10.4 million, respectively. Subsequent to August 1997, Tandy continues to provide certain of these services to the Company pursuant to a Transitional Services Agreement until the Company establishes its own internal capabilities or engages external services to provide such services to the extent management deems advisable. The Company has agreed to compensate Tandy for providing such services.

During 1997 and 1996, the Company utilized a Tandy-owned centralized distribution center to receive a portion of its vendor merchandise and ship it to the Company's various retail store locations. Additionally, during 1997 and 1996, the Company utilized a Tandy-owned centralized returned merchandise warehouse facility. This facility processes the bulk of the Company's merchandise that will be returned to vendors. Tandy charged the Company $8.4 million in 1997 and $5.7 million in 1996 for the use of these facilities. The Company will continue to utilize these facilities until it establishes its own distribution and return capabilities.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Tandy has agreed to indemnify the Company for certain insurance claims including workers' compensation and health insurance claims reported or incurred prior to the date CCI achieves independent company status. The Company has recognized its appropriate expense relating to these claims.

For purposes of the Company's combined financial statements, all cash advances from Tandy to August 1, 1997 (the Recapitalization date) are shown as capital contributions in the accompanying combined financial statements.

The Company has a $125 million subordinated note due to Tandy as of December 31, 1997. In addition, Tandy has fully guaranteed the Company's $150 million line of credit facility. Tandy has either guaranteed or is still the primary obligor on substantially all Company store leases. Three stores are leased from Tandy.

8.  PROPERTY AND EQUIPMENT

Property and equipment consists of:

                                                            1997           1996
                                                         --------       --------
                                                              (IN THOUSANDS)
Buildings under capital lease                            $ 31,267       $ 31,247
Machinery and equipment                                    41,556         28,724
Furniture, fixtures and equipment                          24,154         25,175
Leasehold improvements                                     59,018         53,698
                                                         --------       --------
                                                          155,995        138,844
Less accumulated depreciation and
  amortization of capital leases                          (54,062)       (36,581)
                                                         --------       --------
                                                         $101,933       $102,263
                                                         --------       --------
                                                         --------       --------

Accumulated amortization on buildings under capital lease totaled $7.0 million and $4.8 million at December 31, 1997 and 1996, respectively. Amortization expense on capital leases totaled $2.2 million, $2.3 million and $1.9 million for the years ended December 31, 1997, 1996 and 1995, respectively.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

9.  ACCRUED LIABILITIES

Accrued liabilities consist of:

                                              1997           1996
                                            -------        -------
                                                (IN THOUSANDS)
Salaries and bonuses                        $ 6,362        $ 5,163
Taxes, other than income and payroll         16,174          8,307
Rent                                          3,477          3,853
Sales returns accrual                        17,083         17,083
Other                                        16,218          9,988
                                            -------        -------
                                            $59,314        $44,394
                                            -------        -------
                                            -------        -------

10. INCOME TAXES

In conjunction with the Recapitalization of the Company, Tandy and CCI entered into a Tax-Sharing and Indemnification Agreement (the "Tax Agreement"). Pursuant to the Tax Agreement, Tandy will continue to include the Company in its consolidated tax returns until such date that Tandy's ownership interest in CCI falls below the statutorily required percentage ownership allowing inclusion in its consolidated return. Tandy is not required to compensate CCI for benefits received from the use of any operating losses generated by CCI. CCI is responsible for, and must pay Tandy for, any taxes due with respect to income attributable to CCI.

FAS 109 provides that the allocation of current and deferred tax expense to each member of a consolidated group should be made on a systematic, rational method. The tax provision and the deferred tax assets/liabilities presented in the accompanying combined financial statements have been determined on a stand-alone basis as allowed pursuant to FAS 109. Tandy has utilized CCI's current operating losses to reduce its taxes payable without compensating CCI for such tax benefits. As a result, the Company has not recognized a tax benefit associated with its generation of current operating losses and has provided a valuation allowance for its net deferred tax assets since it is management's assessment that, on a stand-alone basis, it would be more likely than not that the tax benefits would not be realized.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

The tax effects of temporary differences giving rise to the deferred tax asset (liability) at December 31, 1997 and 1996 are as follows:

                                                             DECEMBER 31,
                                                      ----------------------
                                                        1997           1996
                                                      -------        -------
                                                           (IN THOUSANDS)
Current deferred tax assets
  Bad debts                                              $880           $879
  Inventory valuation                                   3,252          4,076
  Other                                                   165             99
                                                      -------        -------
  Gross current deferred tax assets                     4,297          5,054
                                                      -------        -------
Noncurrent deferred tax assets
  Average rent                                          1,240          2,069
  Deferred service contract income                      1,973          1,564
  Capital lease                                         1,219          1,009
  Other                                                    21             46
                                                      -------        -------
  Gross noncurrent deferred tax assets                  4,453          4,688
                                                      -------        -------
    Deferred tax assets                                 8,750          9,742
                                                      -------        -------
Current deferred tax liabilities
  Prepaid expenses                                       (174)          (321)
  Other                                                   (12)          (159)
                                                      -------        -------
  Gross current deferred tax liabilities                 (186)          (480)
                                                      -------        -------
Noncurrent deferred tax liabilities
  Depreciation                                         (4,415)        (2,902)
  Other                                                  (151)          (177)
                                                      -------        -------
  Gross noncurrent deferred tax liabilities            (4,566)        (3,079)
                                                      -------        -------
    Deferred tax liabilities                           (4,752)        (3,559)
                                                      -------        -------
Net deferred tax asset                                  3,998          6,183
Valuation allowance                                    (3,998)        (6,183)
                                                      -------        -------
                                                      $     -        $     -
                                                      -------        -------
                                                      -------        -------

11. DEBT

DEBT TO TANDY - The December 31, 1997 balance sheet reflects the July 1997 Recapitalization of the Company which includes a $125 million subordinated note payable to Tandy with interest at 8% per annum. The note matures in July 2002 and interest is paid quarterly. During 1997, CCI expensed and paid $4.2 million in interest related to this debt.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

LINE OF CREDIT - In addition, at the date of Recapitalization, Tandy provided the Company with a $150 million line of credit which was scheduled to expire on December 31, 1997. Amounts borrowed under this line were secured by the Company's inventories and accounts receivable. On December 19, 1997, this line was replaced by a $150 million revolving credit facility with a syndicate of banks. The credit facility is an unsecured, revolving line of credit which expires December 18, 1998 and is fully guaranteed by Tandy. Accordingly, the amount outstanding at December 31, 1997 of $30 million has been classified as current in the accompanying combined balance sheet. Interest rates on these borrowings are based upon a range of federal funds borrowings rate or prime rate.

Interest rates on borrowings at December 31, 1997 ranged from 6.27% to 8.5%. The Company pays commitment fees ranging from .08% to .1875% on unused borrowings. At December 31, 1997, there was $120 million in available borrowings pursuant to this line of credit facility.

The loan agreement contains provisions specifying certain limitations on the amount of future indebtedness, investments and distributions, and requires the maintenance of certain financial ratios.

Management anticipates additional borrowings in 1998 under the line of credit facility. The facility expires in December 1998 and the Company will be required to extend or replace it with a similar borrowing facility. The existing credit facility is fully guaranteed by Tandy. Tandy's intent is to allow Computer City to pledge its assets to either extend or obtain a subsequent replacement facility without its guarantee. There can be no assurance that the Company will be able to extend or obtain a replacement credit facility without Tandy's guarantee or, if such facility is available, that the terms will not be significantly more restrictive to the Company than those which currently exist.

12. COMMITMENTS AND CONTINGENCIES

LITIGATION - The Company is a defendant from time to time in lawsuits incidental to its business. Based on currently available information, the Company believes that resolution of all known contingencies would not have a material adverse impact on the Company's financial statements. However, there can be no assurances that future costs would not be material to results of operations of the Company for a particular future period. In addition, the Company's estimates of future costs are subject to change as circumstances change and additional information becomes available during the course of litigation.

In connection with the Recapitalization transactions, Tandy has agreed to indemnify the Company against certain claims and liabilities arising with respect to events occurring prior to the date the Company achieves independent status from Tandy. These claims and liabilities are covered pursuant to Tandy's self-insurance program which primarily relates to health and workers' compensation claims. Upon achieving independent company status, the Company plans to maintain liability insurance at levels which it believes will be adequate for its needs and comparable with levels maintained by other companies in the specialty retail business.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

LEASES - The Company operates in facilities leased under noncancelable capital and operating leases that expire at various dates through 2022 and the majority of which contain renewal options and require the Company to pay a proportionate share of common area maintenance. Contingent rents are primarily based upon a percentage of the store's sales in excess of a stipulated base figure. Tandy has either guaranteed or is the primary obligor on substantially all of the Company's leases.

At December 31, 1997, future minimum lease payments under all leases with initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                     CAPITAL      OPERATING
FISCAL YEAR                                          LEASES         LEASES
----------------                                     -------      ---------
                                                          (IN THOUSANDS)
1998                                                 $ 6,685       $ 19,277
1999                                                   6,817         19,298
2000                                                   7,082         19,089
2001                                                   7,144         18,761
2002                                                   6,917         17,973
Thereafter                                            51,933        112,742
                                                     -------       --------
Total minimum lease payments                          86,578       $207,140
                                                                   --------
                                                                   --------
Less amount representing interest                     57,284
                                                     -------
Present value of minimum lease payments               29,294
Less current portion                                     549
                                                     -------
Capital lease obligations due after one year         $28,745
                                                     -------
                                                     -------

Rental expense of the Company is summarized as follows:

                                        YEAR ENDED DECEMBER 31,
                               -------------------------------------
                                 1997           1996           1995
                               -------        -------        -------
Minimum rents                  $24,634        $35,636        $27,014
Contingent rents                   118             68            106
Sublease rent income              (291)           (19)           (23)
                               -------        -------        -------
                               $24,461        $35,685        $27,097
                               -------        -------        -------
                               -------        -------        -------

CONTRACT TERMINATION - During 1996, the Company and Electronic Data Systems Corporation (EDS) entered into a ten-year Master Services Agreement whereby EDS would provide certain information technology services and products to the Company's customers. During 1997, the parties agreed to terminate the agreement and the Company paid a termination fee of approximately $4.0 million, which amount was classified as selling, general and administrative expense in the accompanying combined results of operations.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS - The Company has entered into employment contracts with three employees. All three contracts were entered into in the fourth quarter of 1997. All of these contracts have an initial term of three years. The aggregate annual cost of the employment contracts approximates $1.5 million. One of these agreements contains a clause regarding a noncompete agreement. Upon termination of employment, the Company and the employee can agree to a noncompete agreement which calls for the employee to receive an aggregate amount of $500,000 to be paid over three years (the term of said noncompete agreement).

13. STOCKHOLDERS' EQUITY

COMMON STOCK - In accordance with the articles of incorporation for CCI, 55 million shares of $.01 par common stock were authorized. These shares are divided into the following two classes:

   - Class A Common Stock has 30 million shares authorized, issued and outstanding at December 31, 1997 with a par value of $.01 per share. Each shareholder of Class A Common Stock is entitled to five votes for each share of Class A Common that they own. At December 31, 1997, Tandy owned all issued and outstanding Class A Common Stock.

   - Class B Common Stock has 25 million shares authorized, of which 20 million are issued and outstanding at December 31, 1997 with a par value of $.01 per share. Each shareholder of Class B Common Stock is entitled to one vote for each share of Class B Common that they own. At December 31, 1997, Tandy and Eureka own 10.05 million and 9.95 million shares of Class B Common Stock, respectively.

Class A and B Common Stock are treated the same for dividend and liquidation purposes.

PREFERRED STOCK - The Company has 5.0 million shares of authorized preferred stock with a par value of $.01 per share. No shares have been issued. Preferred shares can be issued in one or more series with the number of shares in each series and all other designations to be determined at issuance.

RESTRICTED STOCK - On February 1, 1997, Tandy granted an aggregate of approximately 78,400 restricted Tandy common stock awards of 800 shares each to 98 Computer City store managers. Vesting of the restricted stock occurs at the earlier of the following: (1) if managers are employed as a store manager or higher position after February 1, 1999 and Tandy's common stock closes at 33 13/16 or more for 20 consecutive trading days, the stock will vest at that time, and, otherwise, (2) the shares will vest on February 1, 2002 if the managers are employed as store managers or a higher position of CCI, at that time. Compensation expense, equal to the fair market value of the shares upon vesting, will be recognized and pushed down to CCI when it becomes probable that the performance criteria will be met or upon actual vesting. As of December 31, 1997, there were 51,200 stock awards outstanding and eligible for ultimate vesting pursuant to this restricted stock award.

STOCK OPTIONS - On October 1, 1997, the Company established a long-term incentive plan under which an aggregate of 5,000,000 options to purchase CCI Class B Common Stock may be granted. These options expire ten years from the date of grant. In the event of a change in control, the options become

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

immediately and fully exercisable. Options outstanding at December 31, 1997 to purchase CCI Class B Common Stock expire in 2007.

A summary of activity in the plan follows:

                                                    1997
                                          ------------------------
                                                          WEIGHTED
                                                          AVERAGE
                                                          EXERCISE
                                            OPTIONS        PRICE
                                          ---------       --------
Outstanding at beginning of year               -          $   -
Granted                                   4,463,500           3.89
Canceled                                    (70,000)          4.00
Exercised                                      -              -
                                          ---------       --------
Outstanding at end of year                4,393,500       $   3.89
                                          ---------       --------
                                          ---------       --------
Exercisable at end of year                     -              -
                                          ---------       --------
                                          ---------       --------

The options outstanding at December 31, 1997 are exercisable at prices ranging from $3 to $4 per share and are exercisable at the earlier of a transaction or series of transactions resulting in the Company's being an independent entity as defined pursuant to the Stock Purchase Agreement between Eureka and Tandy or 12 months from the date of grant. The weighted average remaining contractual life of all outstanding options was 9.8 years at December 31, 1997.

Tandy, as of February 1, 1997, also granted an aggregate of approximately 24,000 stock options to purchase Tandy common stock of 2,000 shares each to Computer City sales managers. The exercise price of the options is equal to the fair market value at the date of the grant. No compensation expense was recognized since the exercise price of the options was equal to the fair market value price of the stock at the date of grant.

The Company applies APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the CCI options, Tandy options and restricted stock awards been determined based on the fair value at the grant date for awards consistent with the method prescribed by Statement of Financial Accounting Standards No, 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's pro forma net loss for would have been increased by approximately $3.4 million, $340,000 and $349,000 in 1997, 1996 and 1995, respectively. For purposes of pro forma disclosures, the estimated fair value of the options and restricted stock awards is amortized to expense over the vesting period. The effects of applying FAS No. 123 in this pro forma disclosure are not indicative of future amounts as the pro forma amounts do not include the impact of Tandy stock options granted to CCI employees prior to 1995.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

The fair value of each option grant and restricted stock grant was estimated on the date of the grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for 1997:

                                                               Restricted
                                                                  Stock
                                               CCI options        Awards
                                               -----------     ----------
Dividend yield                                        0%             1.7%
Expected volatility                                  48.1%          25.9%
Risk-free interest rate                               6.0%           6.3%
Expected life (years)                                 5              5
Weighted average grant-date fair value                1.94          22.59

                                                       Tandy options
                                             -------------------------------
                                             1997           1996        1995
                                             ----           ----        ----
Dividend yield                                1.7%           2.0%        1.3%
Expected volatility                          25.5%          27.9%       27.3%
Risk-free interest rate                       6.1%           6.7%        6.1%
Expected life (years)                         6              7           7
Weighted average grant-date fair value        8.11           9.10       10.25

14. EMPLOYEE BENEFIT PLANS

The employees of the CCI participate in Tandy's employee benefit plans subject to the same eligibility terms as all Tandy employees.

TANDY STOCK PLAN - Eligible employees may contribute 1% to 7% of annual compensation to purchase Tandy common stock at fair market value. Tandy matches 40%, 60% or 80% of the employee's contribution depending on the length of the employee's participation in the Tandy Stock Plan. The Company recognized employee benefit expense associated with Tandy's contributions to the stock purchase plan on behalf of the employees of the Company which approximated $903,000, $1.0 million and $931,000 in 1997, 1996 and 1995, respectively.

TANDY EMPLOYEE'S STOCK OWNERSHIP PLAN ("TESOP") - Compensation expense included in the accompanying combined financial statements of the Company related to the TESOP approximated $1.3 million, $1.5 million and $415,000 in 1997, 1996 and 1995, respectively. No assets or liabilities with respect to the TESOP have been included in the accompanying combined balance sheet.

COMPUTER CITY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

15. SUBSEQUENT EVENTS

On June 21, 1998, Tandy entered into an agreement (as amended on August 31,
1998) with CompUSA Inc. whereby all of the outstanding common stock of CCI will be sold to CompUSA Inc. The sale price will be based upon net book value of the Company as of the closing, less $48 million and certain other adjustments. The Company's financial statements do not reflect any adjustments as a result of this proposed transaction.

In connection with the transaction, Tandy entered into a termination agreement with Eureka whereby Tandy reacquired all common shares owned by Eureka and the related warrant.

COMPUTER CITY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES)

------------------------------------------------------------------------------

                                                                  JUNE 30,
                                                                    1998
                                                                -----------
                           ASSETS

Current assets:
    Cash and cash equivalents                                   $     2,111
    Accounts receivable, net of allowance for doubtful
      accounts of $2,360                                             85,170
    Inventories                                                     304,515
    Prepaid expenses and other current assets                         3,200
                                                                -----------
      Total current assets                                          394,996

Property, plant and equipment, net                                   69,866
Other assets                                                          3,051
                                                                -----------
                                                                $   467,913
                                                                -----------
                                                                -----------

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Line of credit                                              $   109,950
    Accounts payable                                                136,292
    Accrued liabilities                                              64,075
    Current portion of capital lease obligations                        549
                                                                -----------
      Total current liabilities                                     310,866

    Capital lease obligations                                        28,481
    Subordinated debt to Tandy                                      125,000
    Deferred service contract revenue                                 5,334
                                                                -----------
      Total liabilities                                             469,681
                                                                -----------

Commitments and contingencies

Stockholders' equity (deficit):
    Preferred stock, $.01 par value; 5,000,000 shares
      authorized, none issued and outstanding                             -
    Class A common stock, $.01 par value; 30,000,000 shares
      authorized and outstanding                                        300
    Class B common stock, $.01 par value; 25,000,000 shares
      authorized and 20,000,000 shares outstanding                      200
    Contributed capital by Tandy                                    285,716
    Accumulated deficit                                            (287,097)
    Foreign currency translation effects                               (887)
                                                                -----------
      Total stockholders' deficit                                    (1,768)
                                                                -----------
                                                                $   467,913
                                                                -----------
                                                                -----------

                   The accompanying notes are an integral
                part of these combined financial statements.

COMPUTER CITY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)

------------------------------------------------------------------------------

                                                   SIX MONTHS ENDED JUNE 30,
                                                   -------------------------
                                                       1998         1997
                                                   -----------   -----------
Net sales and operating revenue                    $   909,933   $   850,609
Cost of sales                                          791,638       734,185
                                                   -----------   -----------
    Gross profit                                       118,295       116,424
                                                   -----------   -----------

Selling, general and administrative expenses           155,271       113,861
Depreciation and amortization                           11,664         8,884
Impairment of long-lived assets                         48,000             -
                                                   -----------   -----------
    Operating expenses                                 214,935       122,745
                                                   -----------   -----------

    Operating loss                                     (96,640)       (6,321)

Other income (expense):
    Interest expense                                   (10,386)       (3,105)
    Interest income                                         90            10
                                                   -----------   -----------
    Loss before income taxes                          (106,936)       (9,416)
    Income taxes                                             -             -
                                                   -----------   -----------

Net loss                                           $  (106,936)  $    (9,416)
                                                   -----------   -----------
                                                   -----------   -----------

                   The accompanying notes are an integral
                part of these combined financial statements.

COMPUTER CITY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

------------------------------------------------------------------------------

                                                           SIX MONTHS ENDED JUNE 30,
                                                           -------------------------
                                                              1998          1997
                                                           -----------   -----------
Cash flows from operating activities:
     Net loss                                              $  (106,936)  $    (9,416)
     Adjustments to reconcile net loss to net cash
         used by operating activities:
         Impairment of long-lived assets                        48,000             -
         Depreciation and amortization                          11,664         8,884
         Bad debt expense                                           54           226
         Other adjustments                                        (501)         (699)
         Changes in assets and liabilities:
            Accounts receivable                                 (5,434)        9,864
            Inventories                                         (7,288)       41,861
            Prepaid expenses and other current assets            1,396         6,245
            Other assets                                           160           203
            Accounts payable and accrued liabilities            23,179       (81,133)
            Other liabilities                                     (656)        1,097
                                                           -----------   -----------
Net cash used in operating activities                          (36,362)      (22,868)
                                                           -----------   -----------

Cash flows from investing activities:
     Capital expenditures                                      (27,597)       (3,794)

Cash flows provided by (used in) financing activities:
     Borrowings under line of credit agreement                  79,950             -
     Advances from (payments to) Tandy                         (22,180)       27,040
     Payments under capital lease obligations                     (264)         (189)
                                                           -----------   -----------
Net cash provided by financing activities                       57,506        26,851
                                                           -----------   -----------

Net increase (decrease) in cash and cash equivalents            (6,453)          189
Cash and cash equivalents at beginning of year                   8,564        11,952
                                                           -----------   -----------
Cash and cash equivalents at end of period                 $     2,111   $    12,141
                                                           -----------   -----------
                                                           -----------   -----------

                   The accompanying notes are an integral
                part of these combined financial statements.

COMPUTER CITY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


1.   BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared in accordance with Rules 3-01 and 3-02 of Regulation S-X and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the Computer City, Inc. (the "Company") Combined Financial Statements for the year ended December 31, 1997.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of the consolidated financial statements. Actual results could differ from those estimates.

2.   SALE OF COMPUTER CITY, INC.

On June 21, 1998, Tandy Corporation ("Tandy") announced that it had signed a definitive agreement with CompUSA Inc. ("CompUSA") for the sale of 100% of the outstanding common stock of the Computer City, Inc. The ultimate purchase price is dependent upon the Company's net assets, as defined in the agreement, at the date of closing. As a result of the sale, the Company recorded an impairment loss of $48 million on property, plant and equipment ("PP&E") and has reflected such loss in the accompanying unaudited statement of operations for the six months ended June 30, 1998. The impairment loss represents the difference between the book value of PP&E and the fair value. The fair value was determined based on the purchase price which is defined in the sale agreement as the net book value of the Company at closing less $48 million (and other adjustments).

In connection with the sale, Tandy reacquired the 19.9% interest of the Company from Eureka Venture Partners III LLP ("EVP"), which was acquired by EVP from Tandy in July 1997. Related to the reacquisition of EVP's ownership in the Company, the management agreement with the three principles of EVP has been terminated. In addition, the warrant that EVP purchased for an additional 20.1% interest in the Company was cancelled.

3.   COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive loss for the six months ended June 30, 1998 and 1997 was ($107,437,000) and ($10,115,000), respectively.

COMPUTER CITY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


4.   COMMITMENTS AND CONTINGENCIES

The Company is a defendant from time to time in lawsuits incidental to its business. Based on currently available information, the Company believes that resolution of all known contingencies would not have a material adverse impact on the Company's financial statements. However, there can be no assurances that future costs would not be material to the financial position of the Company for a particular future period. In addition, the Company's estimates of future costs are subject to change as circumstances change and additional information becomes available during the course of litigation.

5.   DEBT

In August 1998, Computer City Inc. paid off their Line of Credit and the subordinated debt due to Tandy in accordance with the Stock Purchase Agreement between Tandy and CompUSA.

                                 COMPUSA INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


     On August 31, 1998, CompUSA Inc. (the "Company") completed its acquisition of Computer City, Inc. ("Computer City") from Tandy Corporation ("Tandy"), for an initial purchase price of $211 million, payable in a note and cash (the "Acquisition"). The purchase price is subject to certain post-closing adjustments based on the completion of an audit of Computer City's balance sheet as of the closing date. Based upon the preliminary balance sheet of Computer City as of the closing date, the Company has recorded a receivable of approximately $39 million from Tandy for the excess of the consideration paid at closing over the purchase price due in accordance with the provisions of the purchase agreement, resulting in a revised purchase price of approximately $172 million.

     As a result of the Acquisition, the Company acquired 92 Computer City stores in the United States and seven stores in Canada. The Company has identified 37 Computer City stores in the United States that the Company intends to continue to operate and convert to CompUSA Computer Superstores. Such conversion activities include conversion to CompUSA information systems as well as the reconfiguration of such stores to the CompUSA format. The conversion to the CompUSA information systems was completed in these stores in October 1998. The Company has identified the remaining 55 Computer City stores in the United States for closure. Inventory liquidation sales were conducted at the majority of such stores through mid-October, at which time the stores were closed and the remaining merchandise inventories were transferred to other CompUSA Computer Superstores-SM-, including former Computer City stores, for final liquidation. Effective November 1, 1998, the Company sold the seven Canadian Computer City supercenters acquired by the Company to Future Shop Ltd. for approximately $12 million in cash and the assumption of certain liabilities.

     The purchase of Computer City has been accounted for under the purchase method of accounting. Accordingly, the purchase price paid was preliminary allocated to the acquired assets and liabilities based on estimated fair values as of the acquisition date in the preparation of the Company's Consolidated Balance Sheet as of September 26, 1998, previously filed with the Securities and Exchange Commission in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1998.

     The following unaudited pro forma consolidated statements of operations for the fiscal year ended June 27, 1998 and the thirteen weeks ended September 26, 1998 have been prepared as if the Acquisition had occurred as of the beginning of fiscal 1998. The unaudited pro forma consolidated statements of operations for the respective periods presented herein should be read in conjunction with the historical financial information of the Company included in its Annual Report on Form 10-K for the year ended June 27, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1998.

     The unaudited pro forma consolidated results of operations for the year ended June 27, 1998 and the thirteen weeks ended September 26, 1998 are not necessarily indicative of the results of operations which actually would have been attained if the Acquisition had been consummated as of the beginning of fiscal 1998 and are not necessarily indicative of the results of operations to be expected for the Company's entire fiscal year ending June 26, 1999.

                                           COMPUSA INC.
                       Unaudited Pro Forma Consolidated Statement of Operations
                              For the Fiscal Year Ended June 27, 1998
                               (in thousands, except per share data)

                                                                             Pro Forma Adjustments
                                                                            ----------------------       Adjusted
                                                               Computer       Closed                     Computer
                                                    CompUSA      City         Stores        Other           City        Total
                                                  ----------   ----------   ------------    -----        ---------   ----------
                                                                (Note 1)       (Note 2)
Net sales                                         $5,286,041   $1,932,250   ($1,144,215) $     --        $ 788,035   $6,074,076
Cost of sales and occupancy costs                  4,540,717    1,742,275    (1,025,616)       --          716,659    5,257,376
                                                  ----------     --------    ----------  --------         --------     --------
      Gross profit                                   745,324      189,975      (118,599)       --           71,376      816,700

Operating expenses                                   507,180      211,237      (123,078)       --           88,159      595,339
Pre-opening expenses                                   8,704          577            --        --              577        9,281
General and administrative expenses                  116,399       41,891          (985)    4,500  Note 3   45,406      161,805
Non-recurring amortization charge                     55,885           --            --        --                0       55,885
Impairment of long-lived assets                           --       48,000            --   (48,000) Note 4       --           --
                                                  ----------     --------    ----------  --------         --------     --------
     Operating income (loss)                          57,156     (111,730)        5,464    43,500          (62,766)      (5,610)

Other expense (income):
      Interest expense                                12,331       19,629        (3,067)   12,893  Note 5   29,455       41,786
     Other income, net                                (6,463)      (4,866)         (137)       --           (5,003)     (11,466)
                                                  ----------     --------    ----------  --------         --------     --------
                                                       5,868       14,763        (3,204)   12,893           24,452       30,320
                                                  ----------     --------    ----------  --------         --------     --------
Income (loss) before income tax expense (benefit)     51,288     (126,493)        8,668    30,607          (87,218)     (35,930)
Income tax expense (benefit)                          19,745           --            --   (33,579) Note 6  (33,579)     (13,834)
                                                  ----------     --------    ----------  --------         --------     --------
Net income (loss)                                 $   31,543    $(126,493)   $    8,668  $ 64,186         ($53,639)    ($22,096)
                                                  ----------     --------    ----------  --------         --------     --------
                                                  ----------     --------    ----------  --------         --------     --------
Basic earnings (loss) per share                   $     0.35                                                             ($0.24)
                                                  ----------                                                           --------
                                                  ----------                                                           --------
Diluted earnings (loss) per share                 $     0.33                                                             ($0.24)
                                                  ----------                                                           --------
                                                  ----------                                                           --------
Weighted average common shares                        91,369                                                             91,369
Weighted average common shares assuming dilution      94,616                                                             91,369


See accompanying notes.

                                           COMPUSA INC.
                     Unaudited Pro Forma Consolidated Statement of Operations
                         For the Thirteen Weeks Ended September 26, 1998
                               (in thousands, except per share data)

                                                                             Pro Forma Adjustments
                                                                            ----------------------       Adjusted
                                                               Computer       Closed                     Computer
                                                    CompUSA      City         Stores        Other           City        Total
                                                  ----------   ----------   ------------    -----        ---------   ----------
                                                                (Note 1)       (Note 2)
Net sales                                         $1,392,140    $355,834     ($232,567)  $    --        $ 123,267   $1,515,407
Cost of sales and occupancy costs                  1,195,786     354,162      (231,199)       --          122,963    1,318,749
                                                  ----------    --------      --------  --------        ---------   ----------
      Gross profit                                   196,354       1,672        (1,368)       --              304      196,658

Operating expenses                                   146,300      47,599       (29,530)       --           18,069      164,369
Pre-opening expenses                                   1,366           6            --        --                6        1,372
General and administrative expenses                   32,637       8,233          (387)      750  Note 3    8,596       41,233
                                                  ----------    --------      --------  --------        ---------   ----------
     Operating income (loss)                          16,051     (54,166)       28,549      (750)         (26,367)     (10,316)

Other expense (income):
      Interest expense                                 4,383       4,646          (507)    2,149  Note 5    6,288       10,671
     Other income, net                                (1,540)      1,267           (18)       --            1,249         (291)
                                                  ----------    --------      --------  --------        ---------   ----------
                                                       2,843       5,913          (525)    2,149            7,537       10,380
                                                  ----------    --------      --------  --------        ---------   ----------
Income (loss) before income tax expense (benefit)     13,208     (60,079)       29,074    (2,899)         (33,904)     (20,696)
Income tax expense (benefit)                           5,068          --            --   (13,053) Note 6  (13,053)      (7,985)
                                                  ----------    --------      --------  --------        ---------   ----------
Net income (loss)                                 $    8,140    ($60,079)    $  29,074  $ 10,154         ($20,851)    ($12,711)
                                                  ----------    --------      --------  --------        ---------   ----------
                                                  ----------    --------      --------  --------        ---------   ----------
Basic earnings (loss) per share                   $     0.09                                                            ($0.14)
                                                  ----------                                                        ----------
                                                  ----------                                                        ----------
Diluted earnings (loss) per share                 $     0.09                                                            ($0.14)
                                                  ----------                                                        ----------
                                                  ----------                                                        ----------
Weighted average common shares                        91,243                                                            91,243
Weighted average common shares assuming dilution      93,041                                                            91,243

See accompanying notes.
                                      31

                                 COMPUSA INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


1.   BASIS OF PRESENTATION

  The results of operations of Computer City for the year ended June 30, 1998 and the quarter ended September 30, 1998 are derived from the unaudited financial data of Computer City. In the preparation of such data, the Company has made adjustments to conform (i) the December 31 year-end of Computer City prior to the Acquisition to the fiscal periods of the Company and (ii) the financial statements classifications used by Computer City prior to the Acquisition to those of the Company.

2.   CLOSED STORES

  The revenues and related direct operating, selling, general and administrative, and interest expenses of the 55 Computer City stores in the United States that were closed by the Company and the seven Canadian Computer City supercenters sold by the Company have been eliminated in the preparation of the unaudited pro forma consolidated statements of operations.

3.   AMORTIZATION OF COSTS IN EXCESS OF  NET ASSETS ACQUIRED

  The excess of the purchase price paid over the estimated fair value of the acquired assets and liabilities of approximately $90 million is being amortized over 20 years on a straight-line basis. The Company will assess the recoverability of costs in excess of net assets acquired annually based on existing facts and circumstances and projected earnings before interest, depreciation, and amortization, on an undiscounted basis. Should the Company's assessment indicate an impairment of this asset in the future, an appropriate write-down will be recorded.

4.    IMPAIRMENT OF LONG-LIVED ASSETS

  As a result of the Acquisition, Computer City recorded an impairment loss of $48 million in its unaudited statement of operations for the six months ended June 30, 1998. Management of Computer City attributed the impairment loss to the difference between the book value and fair value of Computer City's property, plant and equipment, with the fair value of such assets having been determined based on the purchase price paid by the Company to Tandy in connection with the Acquisition. In the preparation of the unaudited pro forma consolidated statement of operations of the Company for the fiscal year ended June 27, 1998, the Company has eliminated the impairment loss. In connection with the preparation of the Company's unaudited balance sheet as of September 26, 1998, the Company gave recognition to the difference between the book value and fair value of the acquired net assets of Computer City in preliminarily allocating the purchase price to the acquired net assets in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations".

5.    INTEREST ON SELLER NOTE

  In connection with the Acquisition, the Company issued a $136 million subordinated promissory note payable to Tandy (the "Seller Note"). The Seller Note bears interest at the rate of 9.48% per annum and provides for its repayment in semi-annual installments over a period of ten years. The first three years of payment are interest only, with the first principal payment due in December 2001. The Seller Note ranks pari passu with the Company's $110 million, 9 1/2% Senior Subordinated Notes due June 15, 2000. The unpaid principal amount of the Seller Note may be prepaid, in whole or in part, at any time at the option of the Company, without premium or penalty.

6.   INCOME TAX

  The tax effect of the unaudited pro forma results of operations for the fiscal year ended June 27, 1998 and the thirteen weeks ended September 26, 1998 has been recorded at the Company's effective tax rate of 38.5% for such periods as the Company would have been able to realize the tax benefits of the losses generated by Computer City in each of the periods presented.

                                 EXHIBIT INDEX


Exhibit 2.1  -    Stock Purchase Agreement dated as of June 21, 1998 between the Registrant, as buyer, and Tandy Corporation, as seller
                  (the "Stock Purchase Agreement"). (1)

Exhibit 2.2  -    Amendment dated August 31, 1998 to the Stock Purchase
                  Agreement. (1)

Exhibit 2.3  -    Subordinated Promissory Note dated August 31, 1998 of the
                  Registrant in the principal amount of $136,000,000 payable to Tandy Corporation. (1)

Exhibit 23   -    Consent of PricewaterhouseCoopers LLP. (2)


------------

(1) - Previously filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on September 15, 1998.

(2) - Filed herewith.

                                     33